Exhibit 99.1

Gaining Momentum John W. Rowe Chairman and CEO Berenson & Company and The Williams Capital Group Midwest Seminar April 16, 2004 Exelon Corporation

This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those factors discussed herein, as well as the items discussed in (a) the Registrants' 2003 Annual Report on Form 10-K-ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations-Business Outlook and the Challenges in Managing Our Business for each of Exelon, ComEd, PECO and Generation, (b) the Registrants' 2003 Annual Report on Form 10-K-ITEM 8. Financial Statements and Supplementary Data: Exelon-Note 19, ComEd- Note 15, PECO-Note 14 and Generation-Note 13, and (c) other factors discussed in filings with the United States Securities and Exchange Commission (SEC) by Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Exelon Generation Company, LLC (Registrants). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this presentation. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this presentation. Forward-Looking Statements

Vision Statement Live Up to Our Commitments Perform at World-Class Levels Build Value through Disciplined Financial Management Exelon strives to build exceptional value by becoming the best and most consistently profitable electricity and gas company in the United States. To succeed, we must ...

We Are Exelon * Operating capacity at 12/31/03; excludes Sithe and New England assets. Sources: Company reports, Thomson Financial Note: Data based on results reported through 3/31/04.

World-Class Performance Nuclear operations dramatically improved Average annual capacity factor increased from 47% in 1997 to 93%+ in 2003 Production cost decreased from $26.80/MWh in 1997 to $12.53/MWh in 2003 - top quartile Fossil/hydro fleet improving efficiency Added more than 300 MWs of capacity from 2000-2003 T&D improving reliability Non-storm Outage Frequency reduced 28% from 1998-2003 Non-storm Outage Duration reduced 30% from 1998-2003 Gaining Momentum

Disciplined Financial Management 10.6% average annual growth in adjusted (non-GAAP) operating EPS* 9.2% average annual growth in dividends Reduced debt by $2.3 billion Reduced interest expense by $219 million Since 2000: * See presentation appendix for EPS and cash flow reconciliation. Gaining Momentum After-tax O&M and Cap Ex savings of more than $300 million in 2004, increasing to more than $600 million in 2006 5% average annual earnings growth Free cash flow of $1.7 billion (cumulative)* 2004-2006 Targets:

Well Positioned to: take advantage of wholesale competition - Low-cost generation portfolio well suited to competitive market - Recent significant progress in getting ComEd into PJM meet the needs of retail customers - Actively engaged in public debate in Illinois and Pennsylvania - The paradigm has become the New Jersey auction meet future environmental challenges Gaining Momentum

And Well Positioned to Grow The Exelon Way Recovery of wholesale markets Expansion of wholesale markets - ComEd integration into PJM - AEP integration into PJM Further consolidation of the industry Gaining Momentum